Exhibit 99.1

Heska Corporation
Jon Aagaard
Director, Investor Relations
970.619.3033
investorrelations@heska.com

Mark Furlong Joins Heska’s Board of Directors

LOVELAND, CO, March 8, 2019 -- Heska Corporation (NASDAQ: HSKA - News; "Heska" or the "Company"), a provider of advanced veterinary diagnostic and specialty products, announced that Mark Furlong has joined the Company’s Board of Directors (the "Board").

Mr. Furlong is the former President and Chief Executive Officer of BMO Harris Bank, N.A., a role he held from the acquisition of Marshall & Ilsley Corporation by BMO Financial Group in 2011 until his retirement in June 2015. He joined Marshall & Ilsley Corporation in 2001 as Chief Financial Officer, was elected President in 2004, Chief Executive Officer in 2007 and Chairman in 2010. His prior experience includes service as Chief Financial Officer of Old Kent Financial Corp., as First Vice President, Corporate Development for H.F. Ahmanson & Company and as audit partner for Deloitte & Touche LLP.

“Heska’s record of success over the past five years speaks for itself,” commented Mr. Furlong. “I look forward to working with Kevin, his management team and the board of directors to further enhance shareholder value at Heska.”

“As our Board discussed desirable skill sets for new potential members, we felt that a former public company CEO and a former public company CFO would provide us with valuable insights,” said Scott Humphrey, Heska’s Board Chair. “Mark brings both skill sets in one individual, as well as past corporate development and audit expertise.”

Mr. Furlong currently serves as a Director of Boston Private Financial Holdings, Inc. (NASDAQ: BPFH), Kforce Inc. (NASDAQ: KFRC) and Antares Capital. Mr. Furlong has also been active in numerous civic and charitable activities. He is the immediate past-Chair of Chicago United, the largest Chicago-based organization focused solely on businesses, addressing diversity in boards of directors, management and supplier relationships and is a member of the Chicago Board of Education.

About Heska
Heska Corporation (NASDAQ: HSKA - News) manufactures, develops and sells advanced veterinary diagnostic and specialty healthcare products. Heska's business is composed of Core Companion Animal Health ("CCA") segment, which represents approximately 85% of revenue, and Other Vaccines, Pharmaceuticals and Products ("OVP") segment, which represents approximately 15% of revenue. CCA segment includes, primarily for canine and feline use, Point of Care Laboratory testing instruments and consumables under a unique multi-year Reset Subscription model, digital imaging products, software and services, local and cloud-based data services, allergy testing and immunotherapy, and single use offerings such as in-clinic diagnostic tests and heartworm preventive products. OVP segment includes, primarily for herd animal health, private label vaccine and pharmaceutical production under third party agreements and channels. For further information on Heska and its products, visit www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Factors that could affect the business and financial results of Heska generally include, but are not limited to, the following: using past results, including trends, to predict future outcomes, including financial results and customer behavior; uncertainties regarding the value of past experience when considering current and future challenges; reliance on key personnel; competition; uncertainties regarding the impact of any one individual on an organization; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K for the year ended December 31, 2018.